Exhibit 99.1

*FOR IMMEDIATE RELEASE*

FIRST SAVINGS FINANCIAL GROUP, INC. ANNOUNCES AGREEMENT

TO ACQUIRE COMMUNITY FIRST BANK

Clarksville and Corydon, Indiana, April 29, 2009 — First Savings Financial Group, Inc. (NasdaqCM: FSFG), the holding company for Clarksville-based First Savings Bank, F.S.B., and Corydon-based Community First Bank, a majority owned subsidiary of Community First Financial Group, Inc., announced today the signing of a definitive agreement for the merger of Community First Bank into First Savings Bank in an all-cash transaction valued at approximately $20.5 million, subject to adjustment as discussed below. Community First Financial Group, Inc. owns approximately 74% of Community First Bank’s outstanding common stock.

At December 31, 2008, First Savings Financial Group’s consolidated assets were approximately $229.9 million and Community First Bank had assets of approximately $256.6 million. The transaction will increase the number of banking offices of First Savings Bank from seven to fourteen and expand its presence into Crawford, Harrison and Washington Counties in Indiana.

Under the terms of the transaction, shareholders of Community First Bank will be entitled to receive $17.13 in cash in exchange for each share of Community First Bank common stock, subject to decrease if the aggregate fair market value of Community First Bank’s portfolio of non-agency mortgage and asset-backed securities is less than 35% of the aggregate par value of the portfolio (as measured by pricing made available by Interactive Data Corp. as of the end of the month immediately before the closing date of the transaction). At March 31, 2009, Community First Bank’s portfolio of non-agency mortgage and asset-backed securities had an aggregate par value of approximately $21.9 million and an aggregate fair market value of approximately $10.8 million based on Interactive Data Corp. pricing data. At March 31, 2009, Community First Bank and First Savings Bank were both considered well-capitalized under applicable regulatory capital guidelines, and First Savings Bank expects to be well-capitalized under such standards upon completion of the transaction.

First Savings Financial Group expects the transaction to be accretive to earnings per share in the first year of combined operations. Based on a merger price of $17.13 per share, the approximate transaction value of $20.5 million represents 115.32% of Community First Bank’s tangible book value and a core deposit premium of 1.80% at December 31, 2008.

The completion of the merger is subject to certain customary conditions, including the approval of the shareholders of Community First Bank and the receipt of regulatory approvals. Completion of the merger is expected to occur in the third quarter of calendar year 2009.

Samuel E. Eckart, President and Chief Executive Officer of Community First Bank, stated, “We are excited by the opportunity to merge with First Savings Bank, an organization that shares our community banking focus and commitment to customer service. The combination of our organizations, our people and our financial resources will ensure that our customers continue to receive the competitive, customer-focused banking products and services to which they are accustomed, while providing a high-quality, rewarding work environment for our employees.”

Larry W. Myers, President and Chief Executive Officer of First Savings Financial Group, stated, “We are excited about our new partnership with Community First Bank. The merger of the two entities represents the implementation of our strategic vision outlined in our prospectus last fall. We strongly believe that the combined financial institution will result in increased value to our shareholders and improved service to the southern Indiana community. With this transaction, we are confident that First Savings Financial Group will have increased strategic options available to enhance shareholder value.”

Upon closing, four of Community First Bank’s directors are expected to join the board of directors of First Savings Bank and three are expected to join the board of directors of First Savings Financial Group.

Keefe, Bruyette & Woods, Inc. acted as financial advisor to First Savings Financial Group, and Sandler O’Neill & Partners, L.P. acted as financial advisor to Community First Bank and rendered a fairness opinion to the Board of Directors of Community First Bank in conjunction with this transaction. Kilpatrick Stockton LLP served as legal counsel to First Savings Financial Group, Barnes & Thornburg LLP served as legal counsel to Community First Bank and Dechert LLP served as legal counsel to Community First Financial Group, Inc.

First Savings Financial Group, Inc. is the holding company for First Savings Bank, F.S.B., which currently operates seven offices in the Indiana communities of Clarksville, Jeffersonville, Charlestown, Sellersburg, Floyds Knobs and Georgetown. Additional information about First Savings Financial Group and First Savings Bank can be found at its website: http://www.fsbbank.net.

Community First Bank is a majority-owned subsidiary of Community First Financial Group, Inc. Community First Bank operates seven offices in the Indiana communities of Corydon, English, Leavenworth, Marengo, Milltown and Salem. Additional information about Community First Bank can be found at its website: http://www.c-f-b.com.

This news release contains certain forward-looking statements about the proposed merger of Community First Bank into First Savings Bank. These statements include statements regarding the anticipated closing date of the transaction and anticipated future results. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,”

“could” or “may.” Certain factors that could cause actual results to differ materially from expected results include delays in completing the merger, difficulties in achieving cost savings from the merger or in achieving such cost savings within the expected time frame, difficulties in integrating the operations of Community First Bank and First Savings Bank, increased competitive pressures, changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business in which First Saving Bank and Community First Bank are engaged, changes in the securities markets and other risks and uncertainties disclosed from time to time in documents that First Savings Financial Group files with the U.S. Securities and Exchange Commission.

For further information contact:

Larry W. Myers

President and Chief Executive Officer

First Savings Financial Group, Inc.

First Savings Bank, F.S.B.

(812) 283-0724

Samuel E. Eckart

President and Chief Executive Officer

Community First Bank

(812) 738-1751

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